EXHIBIT 5.1

TroyGould PC
1801 Century Park East
16th Floor
Los Angeles, California 90067

July 8, 2009

CytRx Corporation
11726 San Vicente Boulevard
Suite 650
Los Angeles, California 90049

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CytRx Corporation, a Delaware corporation (the “Company”), of a Registration Statement (the “Registration Statement”) on Form S-3, as amended by Post-Effective Amendments Nos. 1 and 2 thereto (as so amended, the “Registration Statement”), filed with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the offer by the Company from time to time of up to $100,000,000 of securities of the Company (the “Securities”), which may include shares of common stock, par value $.001 per share, shares of preferred stock, par value $.01 per share, and warrants, which may be sold and issued separately, together or as units with other securities.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s certificate of incorporation, the Company’s bylaws, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We are members of the State Bar of California only.  We neither express nor imply any opinion as to the laws of any other jurisdiction other than the internal laws of the State of California and the State of Delaware, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Securities are duly authorized and, when sold and issued pursuant to the Prospectus, will be validly issued, fully paid and non-assessable.

CytRx Corporation
July 9, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ TROYGOULD PC